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                                                                    Exhibit 10.5

January 21, 2000

Mr. Fred Jones
9499 Inglewood Cove
Germantown, TN  38139

                              RE:  EMPLOYMENT STATUS AND CONDITIONS OF
                                   RETIREMENT WITH THOMAS & BETTS

Dear Fred:

To clarify our prior discussions, I have outlined below the terms and conditions of your continued employment status as well as your retirement from Thomas & Betts Corporation:

1. Effective immediately, it is your intent to announce your plans to retire from Thomas & Betts. Concurrent with this announcement we will initiate an aggressive search for your replacement. You have agreed that during the search process you will continue in the position of our Chief Financial Officer at your current salary and with all current benefits. Further, you will assist your replacement in an appropriate transition period. Following the satisfactory transition of duties, you will be placed on an inactive employment status for a period of eight months or until January 5, 2001, whichever is later. During this inactive employment period, you will receive $10,961.54 per bi-weekly pay period but in no event will the aggregate bi-weekly payments during the inactive period exceed $200,000.00. Your retirement will be effective upon the termination of the inactive employment status. Determining the commencement of the inactive employment period shall be at my sole discretion; however, in no event will the inactive employment period commence later than July 1, 2000.

2. During the active and inactive period specified above, you will continue to participate in all benefit and perquisite plans that are currently provided to Corporate Officers of Thomas & Betts. This shall include restricted stock and stock options and any earned bonus granted or paid at any time by the Company during your employment by the Company in fiscal year 2000, but specifically excludes restricted stock and stock options granted in 2001. Notwithstanding the date of your retirement, you shall be paid the bonus for fiscal year 2000 that you would have earned had you been an employee of the Company on its normal payment date. Such bonus shall be paid on the normal payment date, currently estimated to be in March 2001, without deferral or adjustment as might otherwise be provided under the new EVA incentive plan for "banked" amounts. Your Employment Agreement dated November 3, 1999 shall

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     remain in effect to the date of your actual retirement, and if a
     "Change-of-Control" as defined therein occurs prior to the effective date of your retirement, then in addition to the provisions of this Agreement you shall also have all rights granted under such Employment Agreement on the same basis as if your employment agreement was terminated voluntarily for "Good Reason" as defined in Section 6(c) therein.

3. Your retirement date from Thomas & Betts shall be the day immediately following the completion of your period of inactive employment, as described above.

4. Upon your retirement, which is with the consent of the Company for all purposes, all Stock Options which will at the time have been granted to you will be treated in accordance with the Grant Agreement. Specifically, Options may be exercised in full at any time within six (6) years of the date of retirement, provided, however, that if such exercise occurs more than three (3) months after the date of such retirement, the Option shall be treated as a nonqualified stock option. Options cannot extend beyond their expiration date.

5. Regarding your Restricted Stock Awards, I will recommend to the Human Resource Committee of the Corporation's Board of Directors that the awards granted to you during your service with the corporation be released to you as of the time the restrictions lapse. As you know, the release of these awards is at the sole discretion of the Human Resource Committee. It is intended that, in accordance with past practices, the awards will be released as per the original schedules if you have not violated Sections 9, 10 and/or 11 below. In the event of a Change-of-Control, as referenced above, the restrictions on all previously unvested shares shall immediately lapse and become vested, and all unvested options shall similarly immediately vest.

6. I will also recommend that the Human Resource Committee approve an additional grant of benefits under the Thomas & Betts Executive Retirement Plan ("Retirement Plan"), as follows: Your benefits under the Retirement Plan shall be calculated under Section 2.05(b) of the Plan with the addition of five (5) years credited service such that you shall be credited with a total of ten years, and such additional months as appropriate, of service. In determining any Actuarial Equivalent under the Retirement Plan, the "PBGC Interest Rate," as otherwise defined in the Retirement Plan, shall be no greater than the actual PBGC Interest Rate in effect on the date of this letter.

7. During the period of inactive employment described above in paragraphs 1 and 2, you will provide consulting services to the corporation as may be reasonably requested from time to time both to facilitate the transition of your successor as well as on other matters within your competence, knowledge and experience.

8. With the successful completion of the employment terms set forth above, upon the conclusion of the period of inactive employment, your retirement benefits shall be as follows:

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     a.   Executive Retirement Plan benefits as outlined in paragraph 6 above. A preliminary calculation is attached, in which a retirement date of October 1, 2000 was assumed. Your actual date of retirement will obviously affect the calculation.

     b. Comprehensive medical and dental coverage, for you and your covered dependents, for a period of one year commencing on the day following your retirement date. The plan benefits and their costs will be based upon then-current plan offerings made available to active employees of Thomas & Betts. As you know, such plans may be changed from time to time and such changes in plan design, and/or participant contribution levels, will be applied to you in the same manner they are applied to our active employee participants.

          Following this one-year period of coverage, you will have the option to continue medical and dental benefits as available through the Consolidated Omnibus Benefits Reconciliation Act (COBRA).

     c. The Company shall provide indemnification as currently in effect, and shall maintain Directors' and Officers' Liability coverage under terms and conditions at least as favorable to you, and in amounts at least as much, as those currently in effect; however, such coverage shall in any event be maintained for a minimum period of five (5) years following your retirement.

9. You will refrain, directly or indirectly, from being employed by, engaging in or rendering service of any nature to any business competitive with the business of the corporation or any affiliate or subsidiary for a period of five years from the date of your retirement unless you obtain our prior written consent, which consent will not be unreasonably withheld where your services for such business would not directly relate to competitive activities. You also acknowledge that during your employment you developed, acquired and had access to substantial highly confidential operations, legal, technical and financial information. You agree that you shall retain all such confidential information in trust in a fiduciary capacity for the sole benefit of the Company and will not by any means divulge, use, or permit any third party to use any such confidential information except with the written approval of the Company's Chief Executive Officer.

10. You agree to cooperate fully in any investigation requested by the corporation with respect to any matter that arose during your employment with the corporation or which may involve matters within your knowledge. If any claims are asserted by or against the corporation (including its subsidiaries and affiliated entities), with respect to any matter that arose during your employment or about which you have any knowledge or information, you will cooperate fully in the corporation's prosecution or defense of such claims. If these efforts on your part occur after the effective date of your retirement, you will receive reasonable compensation for such efforts.

11. You specifically agree that you will not make any disparaging remarks, verbally or in writing, about the corporation, its officers, directors, shareholders, its policies,

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     practices and customs, its products, strategies, or otherwise. It is expressly understood that your violation of this undertaking may adversely affect the future vesting of shares and options which the Board's Human Resources Committee would otherwise approve.

12. Your obligations under Sections 9, 10 and 11 above shall be contingent on the approval by the Human Resource Committee of your additional pension benefit as described in Section 6 above.

13. This agreement shall be binding upon and inure to the benefit of any successor or assign of the Corporation.

14. This agreement shall be construed in accordance with and governed by the laws of the State of Tennessee.

15. Nothing contained in this agreement shall supersede or eliminate any other retirement or other benefit to which you are entitled; the benefits provided herein are in addition to any other benefits to which you would otherwise be entitled. To the extent any benefit conferred here may be inconsistent with any practice or policy maintained by the Company, the provisions of this letter shall be controlling.

Fred, I wish you much happiness as you enter this new phase of your life.

Sincerely,



Clyde R. Moore





                                   Agreed:
                                             -----------------------------
                                             Fred  R. Jones


                                   Date:
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